Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact
Stacey Eisen, (224) 948-5353
media@baxter.com

Investor Contact
Clare Trachtman, (224) 948-3020

BAXTER ANNOUNCES PROPOSED $650 MILLION SENIOR NOTES OFFERING

DEERFIELD, Ill., Oct. 29, 2020 – Baxter International Inc. (NYSE:BAX), a leading global medical products company, today announced that it proposes to offer, subject to market conditions and other factors, $650 million aggregate principal amount of senior notes due 2031 (the “Notes”).
The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act.
Baxter intends to use the net proceeds from the sale of the Notes, together with cash on hand, to redeem the $750 million aggregate principal amount of 3.75% Senior Notes due 2025, which were originally issued in March of 2020. The Company used the net proceeds from the issuance of the 3.75% Senior Notes for general corporate purposes, including to strengthen its balance sheet as a precautionary measure in light of the ongoing COVID-19 pandemic. This press release does not constitute a notice of redemption.
The Notes will not be initially registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About Baxter
Every day, millions of patients and caregivers rely on Baxter’s leading portfolio of critical care, nutrition, renal, hospital and surgical products. For more than 85 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers that make it happen. With products, technologies and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on Twitter, LinkedIn and Facebook.
Forward-Looking Statements
This release includes forward-looking statements concerning Baxter’s expectations regarding the Notes offering. These forward-looking statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: continued strength of Baxter’s financial position, including cash flows; the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as the novel strain of coronavirus (COVID-19), on us and on the capital markets; and other risks identified in Baxter’s most recent filings on Forms 10-K and 10-Q and other SEC filings, all of which are available on Baxter’s website. Baxter does not undertake to update its forward-looking statements unless otherwise required by the federal securities laws.

Baxter is a registered trademark of Baxter International Inc.

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